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                                                                   EXHIBIT 24(c)





January 15, 2001




Mr. Alan M. Wright and
Mr. Thomas A. McNish
Panhandle Eastern Pipe Line Company
5444 Westheimer Court
Houston, TX 77056-5310

Panhandle Eastern Pipe Line Company is required to file an Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission within 90 days after the end of the year.

We hereby make, constitute and appoint each of you our true and lawful attorney for each of us and in each of our names, places and steads to sign and cause to be filed with the Securities and Exchange Commission said Annual Report with any necessary exhibits, and any amendments thereto that may be required.

Very truly yours,




 /s/William T. McCormick, Jr.
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William T. McCormick, Jr.




 /s/William J. Haener
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William J. Haener




 /s/Alan M. Wright
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Alan M. Wright